Exhibit 99.1
Producing Renewable Energy for a Cleaner Environment! From the desk of Tracey Olson Chief Executive Officer/General Manager April 2008 The Annual Meeting was held on March 27, 2008 at the Prairie’s Edge Casino and Resort Convention Center in Granite Falls. I and the rest of the staff were very pleased with the number of investors present and the interest they are taking in their company. I also want to express my thanks to all the shareholders that could not attend, but returned their signed proxy cards. It is very important that we receive a 40% turnout, either in person or by proxy, to constitute a quorum and conduct official business of the company. I will now take the opportunity to summarize the presentation made at the Annual Meeting. 2007 was an interesting year in the ethanol business. Just off an ethanol induced high resulting from unprecedented earnings during 2006, the industry was on a roll. The Renewable Fuels Association (RFA) reported that there were 82 biorefineries under construction or expanding. The RFA anticipated that over 2 billion gallons of capacity would be added during 2007. Ethanol was receiving positive press and the future seemed bright. The price of corn started a steady incline in October 2006 resulting in a local cash corn price of approximately $3.57 per bushel in January 2007 and the ethanol netback had fallen to $1.84 per gallon. This was a definite eye opener considering that just 6 months prior, in July 2006, the local cash corn price was at approximately $2.00 per bushel and the ethanol netback was at $2.25 per gallon. Also in January, the Minnesota Pollution Control Agency had issued a Notice of Violation containing several alleged violations. The majority of the alleged violations involved deficient reporting, inadequate record keeping and exceeding process limits. Upon receipt of the Notice of Violation, the management and staff took an active approach in resolving these issues. However, Granite Falls Energy was forced to reduce production to bring the facility back into compliance with the 45 million gallon 12 month rolling sum limit. In April, it was discovered that the coils of the stack coil were leaking and needed repair. After coordination with the manufacturer and considering the fact that we needed to reduce production to come into compliance with our permitted production limits, it was decided to make the repairs in June. We took advantage of the down time required to come into compliance with our production limits to have Duininck Brothers from Prinsburg, Minnesota pave the site roads. All of the employees and contractors worked great together and made all the repairs and completed the site paving within 5 days. By combining these activities, we kept the down time and traffic interruptions to a minimum. In September, the Board approved the capital expenditure of approximately $760,000 to install an oil separator. The separator will extract crude corn oil from the distiller’s syrup. Currently there are two main markets for this crude corn oil. It is used as a fat source for animal nutrition, and it is also used as a feedstock for biodiesel production. At the time the decision was made; crude corn oil was selling for about $0.20 per pound, which would result a net income of approximately $819,000 in the first year of operation. Since that time, crude corn oil has increased in value and is now selling for about $0.32 per pound, which equates to a net income of approximately $1.6 Million. On a pound per pound basis, crude corn oil is approximately the same value as ethanol. Assuming $0.32 per pound we estimate that we can offset our corn costs by approximately $0.16 per bushel! In October, it appeared that ethanol supply had outpaced demand and the ethanol netback had fallen to $1.53 with the local cash corn price at $3.33 per bushel. In addition, the price relationship betwee n ethanol and unleaded gasoline was at an all time low with ethanol trading approximately $0.55 per gallon LESS than unleaded gasoline. The fiscal year ended on a high note with net income being almost $16 Million, with under $600,000 remaining in long term debt. In addition, the Board of Governors voted to distribute an additional $200 per unit to the members in November for a total of $300 per unit distributed to the members in fiscal 2007, and a grand total of $621 per unit distributed since the plant began operations in November 2005. This amount reflects a 62% return on initial investment. After several months and countless meetings, the Notice of Violation received in January was resolved with the execution of a Stipulation Agreement on November 15, 2007. The Stipulation Agreement identified 28 alleged violations and 13 corrective actions. In addition, the Stipulation Agreement assessed a fine of $300,000 to Granite Falls Energy. At the time the Stipulation Agreement was signed, all but 2 of the 13 corrective actions had been Continued on page 2 Check us out on the web at _____ Phone www.granitefallsenergy.com 320-564-3100

Stacie Schuler
Chief Financial Officer/Controller

Fresh Spring Greetings from the Administrative Staff...

I want to thank each of you who attended the annual meeting in March. For those of you who were unable to attend, below is a recap of the financial comparison presentation at the meeting.

Consolidated Statement of Operations

	Three Months Ended January 31, 2008 (Unaudited)	Three Months Ended January 31, 2007 (Unaudited)	Twelve Months Ended October 31, 2007 (Audited)
Revenues	$ 24,298,870	$ 26,822,449	$ 94,776,725
Cost of Goods Sold	$ 20,882,813	$ 15,846,869	$ 75,772,701
Gross Profit	$ 3,416,057	$ 10,975,580	$ 19,004,024
Operating Expenses	$ 655,430	$ 594,623	$ 2,807,130
Operating Income	$ 2,760,627	$ 10,380,957	$ 16,196,894
Other Income (Expense)			
Other income	$ 32,960	$ 23,000	$ 390,858
Interest income	$ 18,554	$ 121,077	$ 74,605
Interest expense	$ (81,361)	$ (459,772)	$ (730,616)
Total other expense, net	$ (29,847)	$ (315,695)	$ (265,153)
Net Income	$ 2,730,779	$ 10,065,262	$ 15,931,741
Weighted Average Units Outstanding	31,156	31,156	31,156
Net Income Per Unit	$ 87.65	$ 323.06	$ 511.35

Consolidated Balance Sheet

	January 31, 2008 (Unaudited)	Ocotber 31, 2007 (Audited)
ASSETS		
Current Assets	$ 15,730,181.00	$ 15,901,679.00
Net Property, Plant and Equipment	$ 53,005,816.00	$ 54,677,788.00
Other Assets	$ 37,793.00	$ 38,493.00
Total Assets	$ 68,773,790.00	$ 70,617,960.00
LIABILITIES AND MEMBERS' EQUITY		
Total Current Liabilities	$ 6,354,871.00	$ 10,908,043.00
Long-Term Debt, less current portion	$ 497,091.00	$ 518,868.00
Members' Equity, 31,156 units authorized, issued, and outstanding	$ 61,921,828.00	$ 59,191,049.00
Total Liabilities and Members' Equity	$ 68,773,790.00	$ 70,617,960.00

Remember that all of the financial footnotes, as well as additional company and industry information, can be found in the SEC filings for each quarter, and the annual 10KSB; simply follow the "SEC Compliance" link on our website. Please call our office if you need any assistance in obtaining the reports. In addition, please note that GFE is no longer considered a small business (SB) filer. You will notice that the filing for the first quarter of the fiscal year is reported on the 10Q filed with the SEC on March 14, 2008.

All unit trades for this past quarter that were "matched" by Alerus Securities by February 28th, and all completed private transfer forms submitted to our office by March 15th, were approved by the Board of Governors during the March monthly board meeting. These trades and transfers have an effective date of April 1, 2008. Please let us know if you have not yet received your new Certificate of Ownership. Log on to the Alerus Securities website to view units available for sale, recent sales or offers to purchase units via the "Trading Capital Units" link on our website. You may also call them toll free: (800) 279-3200, ext 3402.

I would also like to remind all investors that if you have address changes or corrections, please email or call them into Denise MaKarrall as soon as possible. We want to be sure our records are accurate and updated as necessary.

Please have a safe and pleasant Spring!

Continued from front page

addressed. The remaining 2 corrective actions were addressed in the air permit amendment submitted to the MPCA on January 11, 2008. The permit amendment corrected errors in the original permit, requested authorization to produce wet cake and requested an ethanol production increase of 4.9 million gallons per year.

There are several benefits in receiving a new air permit: it will allow us to produce more ethanol and DDGS; it will allow us to produce wet cake to help serve a local feed need and reduce natural gas use; and it allows the plant more operating flexibility. All of these benefits will assist Granite Falls Energy in being the low cost producer.

Where does this leave Granite Falls Energy and the ethanol industry today?

The Renewable Fuels Association reported that approximately 6.5 billion gallons of ethanol was produced in 2007, up from 4.9 billion gallons in 2006. In addition, they reported that an estimated 4 billion gallons of production capacity is expected to come online from 68 biorefineries under construction or expanding.

The large price spread between ethanol and unleaded gasoline in the fall of 2007, the higher cost of unleaded gasoline, and the blender's tax credit of $0.51 per gallon, have all combined to increase ethanol demand and ethanol netbacks. The ethanol netback for January 2008 was $1.91 per gallon compared to $1.53 in October 2007. However, along with the increase in the ethanol price, the average local cash corn price in January increased to $4.69 per bushel as compared to $3.33 in October.

January 31st marked the end of the 1st quarter of fiscal year 2008. Granite Falls Energy recorded a net income of $2.7M from revenues of approximately $24M. Currently, ethanol netbacks are estimated in the range of $2.02 to $2.08 through July. Average local cash corn price for March is approximately $5.30 per bushel. Assuming these price relationships remain steady, this puts us at break even levels, not taking into account hedging activities or revenues from the sale of crude corn oil.

The management and staff at Granite Falls Energy are continuously working to reduce production costs, increase efficiencies and produce additional co-products to become the low cost ethanol producer. This determination by the Granite Falls Energy team, coupled with the decision by the Board of Governors to pay off the long term debt, will allow Granite Falls Energy to weather this market downturn and be poised to reap the benefits when the market conditions improve. I am bullish on energy going into the future, I am bullish about the possibilities of additional co-products that will be produced by dry mill ethanol plants and I am bullish about Granite Falls Energy!

I don't know about you but I'm sure glad that spring is finally here!

I thought I would share with all of you information presented at our March 2008 Shareholders meeting; some of which concerned water consumption and a hydrograph, shown elsewhere in this newsletter. The hydrograph pictorially shows what has been going on with our production well aquifer since pre-startup (Nov 2004) and refutes much of the negative publicity received about our aquifer during our first 16 months of operation.

First of all, back in 2002, we were required to do a domestic well survey within a 1-1/2 mile radius of our proposed production wells and required to do a 7-day pump test which was the MN DNR requirement at that time. The pumping tests performed (we did two) revealed drawdown which was expected for this area of Minnesota. The first "blip" on the hydrograph, in November 2004, shows the second test performed at double our anticipated consumption rate. From that the DNR identified certain domestic wells within the 1-1/2 mile radius that required alterations; there were only two. GFE had originally received approval from the DNR and MPCA to use the Minnesota River as our primary water source. The DNR granted a temporary, 3-year water appropriation permit (250MGY) for ground water that allowed us to start the plant on the wells with the caveat that we find and switch to a more permanent source (the Minnesota River) within 1-1/2 to 2 years after startup. This was agreed to and gave GFE the time to raise the revenue to fund the river intake system and water treatment facility needed.

The hydrograph was generated by the MN DNR from data logger information supplied by GFE. It has been presented, with the DNR's permission, to help tell the story of what really went on with the aquifer. Draw down trends seemed to follow the pre-production pumping tests and indicated (in the spring of 2006) that we might hit the 50% threshold by January-February 2007. Please note that the hydrograph shows that we did not reach the 50% threshold, nor did we "suck the aquifer dry" or pump out over half of the aquifer supply as many negative news articles suggested. We did not "mine the aquifer", which implies permanently depleting its water supply, as the aquifer continues to show recovery since switching to the river in February 2007. The hydrograph also shows some stabilization beginning around July 2006, the same time at which we broke ground for the new water treatment plant and installation of the intake structure in the river. The pumped aquifer, as of April 2008, has less than 10 feet of recovery left to go after not being used for 14 months. During July-August 2007 the aquifer levels dropped slightly and we were not pumping. This drop can not be explained other than going through a dry spell and heavier use by other aquifer users.



Robin Spaude
GFE Plant Manager

Our appropriation from surface water (Minnesota River) is also 250MGY (million gallons per year). We consumed 188.2 million gallons of well water in 2006. We consumed 129.6 million gallons of raw water (108.4 million from the river, 15.2 million from the wells and approximately 6 million from our storm ponds) during 2007. We are the only plant in the industry that has three separate water sources, and one of two in the U.S. that uses surface water.

The good news is; we reduced water consumption with a new water treatment method; the aquifer is recovering, and appears it will be a full recovery; and the MN DNR has agreed to extend the temporary ground water appropriation for another two years.

We continue making the necessary plant modifications to incorporate oil extraction equipment into our energy center. The centrifuge has been shipped, though delivery is delayed by approximately one month, the oil storage tanks are set in place and most of the piping is now hooked up. We hope to have this system in operation in May 2008.

We finished our sixth scheduled maintenance shutdown this past week since the plant started in Nov 2005. The plant equipment is beginning to show more wear (bearings, belts, seals, drag links and etc.) but nothing out of the ordinary that we hadn't anticipated. It was a good but very busy shutdown and the plant came right back on line with minimal issues.

MN DNR Hydrograph (Nov 04-Feb 08)
Ground Water Aquifer Static Water Level


Granite Falls Energy Threshold Well
50% threshold-modify pumping
25% threshold-Stop pumping
Aquifer
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08
Jan-09

Producing Renewable Energy for a Cleaner Environment!

Hello to all investors of Granite Falls Energy, LLC. Our annual meeting of the members is a great time for your Board and Management to report to you on the items of interest pertaining to your company. We had a good report and a great presentation and I appreciate the many good comments and questions before, during and after the meeting. Thank you to all who attended. For those of you who could not attend, this newsletter will recap some of the events that took place in 2007 and provide information on some insights into 2008. As we reported, our net income in 2007 was just short of 16 million dollars. 2007 was a great year financially and we are very pleased to show these types of profits. We were unable to match the great year that we had in 2006 with a net income of almost 35 million dollars in our first year of operations, but we are still very pleased with the financial results. If we put the profits from these two years together, we used the revenues to make distributions of $620.96 per unit to the members. In addition to paying distributions, we have used the profits generated by the Company for three other purposes. Of utmost importance is the announcement that your ethanol plant is debt free with the exception of about 590 thousand dollars in low interest loans from various Economic Development Authorities including the City of Granite Falls, Chippewa County and The Western Minnesota Revolving Loan Fund. 34 million dollars of long term debt have been retired. The second item is the installation of the CLS system and pipeline so water from the Minnesota River is now being used to run the plant. The final cost of this system was about 9 million dollars. The third item is the installation of the oil extraction system this spring which will be another Paul Enstad _____ source of income from the corn that we purchase and process. We will be able to sell the corn oil for profit and our projected return on investment looks very favorable for Granite Falls Energy. The cost to install this system is about Chairman of the 760 thousand dollars. Board of Governors _____ Your Board of Governors, along with Management, is always looking for ways to squeeze more dollars out of every dollar invested. The ethanol plants that are efficient will remain profitable. Our CEO, Tracey Olson, is always talking about being a “lowest cost producer” and this will be important as we move forward into these uncertain times and periods of extreme price volatility in the marketplace. Several years ago when we were holding investor meetings we were using investment assumptions of 2.30 for a bushel of corn and 1.15 per gallon for ethanol at a 7.5 percent interest rate. Recently corn was trading at well over 5.00 per bushel and ethanol was hovering at 2.00 per gallon. Our interest rates have become less of a factor. Times have really changed. Risk management has become a huge part of our business plan. To your Board, part of risk management included the elimination of debt as one way to reduce risk. Another way was for Tracey to hire a risk manager for Granite Falls Energy. Tracey was able to hire Chad Friese for this position. Chad pays attention to the markets every day and sometimes every hour on the hour during the trading sessions. His job is to limit GFE’s exposure to these ever changing markets. It has been a busy time for Granite Falls Energy; I will let Tracey and his Staff comment further on the items covered. We faced some challenges in 2007, and many opportunities were discovered. I am sure that as we move into 2008 and beyond, we will face new challenges and opportunities. I believe that your Board and Management have great vision and we spend the time needed with each item when decisions are being made. I want to thank all of the dedicated employees that we have here at Granite Falls Energy and I want to congratulate each of you, the investors , on a fine year. Thank you. Paul Enstad, Chairman of the Board of Governors This letter contains forward-looking statements which discuss the future of the ethanol industry and our future operating and financial performance. Specifically, the forward-looking statements regarding the benefits of reducing our debt load and investing in our redundant water supply as well as the anticipated difficulties regarding future crush margins and our environmental permitting involve numerous assumptions, risks and uncertainties including, without limitation, changes in the availability of credit, demand and supply of ethanol, corn production, plant operations and the actions of regulatory authorities. Our actual results or actions may differ materially from these forward looking statements for many reasons, including factors identified in our periodic reports filed with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information.